Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	Media Contact: Charles Coleman, (626) 302-7982
Investor Relations Contact: Sam Ramraj, (626) 302-2540

Timothy T. O’Toole Joins Edison International and
Southern California Edison’s Boards of Directors

ROSEMEAD, Calif., July 24, 2017 — Edison International (NYSE:EIX) and Southern California Edison today announced that Timothy T. O’Toole has been elected to the board of directors of each company, effective August 1.

“Tim’s impressive background will provide our boards with a wealth of experience and skills,” said Bill Sullivan, chair of the Edison International board of directors. “We look forward to his valuable contributions on a variety of significant issues.”

“Tim’s extensive knowledge of the transportation sector, as well as his leadership abilities in an industry with an intense focus on safety values, will be extremely important as we move forward on a number of initiatives, including transportation electrification efforts,” said Pedro Pizarro, president and chief executive officer of Edison International.

O’Toole, 62, is chief executive officer of FirstGroup PLC, a leading bus and rail transport operator in North America and the United Kingdom. The company’s divisions, which include Greyhound, First Student and First Transit in the U.S. and Canada, as well as First Bus and First Rail in the U.K., transport approximately 2.2 billion passengers annually.

Prior to joining FirstGroup in 2009, O’Toole served as managing director of the London Underground, having previously been at Transport for London.

O’Toole served as chief executive officer and president of Consolidated Rail Corporation from 1998 to 2001, having joined the company in 1980 as a corporate attorney and assistant to the president. He also served as vice president and general counsel, vice president and treasurer, senior vice president, Finance and chief financial officer, as well as senior vice president of Law and Government Affairs, during his tenure with the firm.

O’Toole currently serves on the FirstGroup PLC board of directors. Previously, he was on the board of directors at CSX Corporation and Rail Delivery Group, Ltd.

He earned a bachelor’s degree from LaSalle University in Philadelphia, and a J.D. from the University of Pittsburgh.

About Edison International
Edison International (NYSE:EIX), through its subsidiaries, is a generator and distributor of electric power, as well as a provider of energy services and technologies, including renewable energy. Headquartered in Rosemead, Calif., Edison International is the parent company of Southern California Edison, one of the nation’s largest electric utilities. Edison International is also the parent company of Edison Energy Group, a portfolio of competitive businesses that provide commercial and industrial customers with energy management and procurement services and distributed solar generation. Edison Energy Group companies are independent from Southern California Edison.

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